Exhibit 10.1

2008 Executive Bonus Plan

Executive Officers of Charter and certain other managerial and professional employees of Charter and its subsidiaries are eligible to participate in Charter's 2008 Executive Bonus Plan. Bonuses for eligible employees for 2008 will be determined based on the extent to which Charter's (or, if applicable, a divisional employee's particular division's, or if applicable, a Key Market Area (“KMA”) employee’s particular KMA’s) performance during 2008 meets or exceeds budgeted goals with respect to four performance measures. These measures, and the percentage of an employee's bonus allocated to each measure, are Revenue (30%), Adjusted EBITDA for Corporate employees or Operating Cash Flow for Divisional and KMA employees (30%), Unlevered Free Cash Flow (20%) and Customer Satisfaction (20%). Customer Satisfaction will be measured against quantifiable statistics determined by the Board of Directors or Compensation and Benefits Committee and include Call Center Service Level, Call Center technical operations and network performance metrics.

With respect to each performance measure listed above, the eligible employee would receive 100% of the portion of his or her target bonus allocated to that performance measure if Charter's (or such employee's division's or KMA’s) performance reaches the budgeted goal for that measure. Also, for each performance measure, the employee would receive 50% of the allocated percentage if the performance equals 95% of the budgeted goal, and could receive as much as 150% of the allocated percentage if the performance exceeds the applicable budgeted goal by 5%. Each employee's target bonus is determined based on market data and position within the Company. Target bonuses for executive officers range from 50% to 125% of base salary, subject to applicable employment agreements.  The target award is the assigned percentage of a participant's base salary as of October 1, 2008.